Exhibit 99(a)(5)(FF)

The following is an English translation of the Relevant Notice filed by E.ON Zwölfte Verwaltungs GmbH on August 11, 2006 with the Spanish Comisión Nacional del Mercado de Valores .

This notice does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the prospectus and U.S. tender offer statement from E.ON regarding the proposed tender offer for Endesa when they become available, because they will contain important information. The prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa SV SA or Santander Investment SA, Corredores de Bolsa. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC's web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

E.ON Zwölfte Verwaltungs GmbH

E.ON Zwölfte Verwaltungs GmbH (“E.ON 12”), in accordance with the provisions of Article 82 of Spanish Law 24/1988, of 28 July, on the Securities Market, in connection with the resolution of Spain’s Comisión Nacional de Energía (the “CNE”) on the public tender offer for shares of Endesa, S.A. announced by E.ON 12 (the “Offer”), hereby informs the Comisión Nacional del Mercado de Valores and the public of the following

RELEVANT NOTICE

In accordance with the information that was made public on 1 and 2 August 2006, E.ON 12 filed yesterday an appeal with Spain’s Ministry of Industry, Tourism and Trade against the resolution adopted by the CNE on 27 July 2006 authorizing the Offer subject to certain conditions.

Düsseldorf, 11 August 2006

E.ON Zwölfte Verwaltungs GmbH
By

Dr. Frank Fischer